Exhibit 3.3

G&K SERVICES, LLC

OPERATING AGREEMENT

Dated as of March 21, 2017

OPERATING AGREEMENT

OF

G&K SERVICES, LLC

This Operating Agreement (the “Agreement”) of G&K Services, LLC (the “Company”) is made, effective as of March 21, 2017, by Cintas Corporation No. 2 (the “Member”). Unless the context otherwise requires, terms that are capitalized and not otherwise defined in context have the meanings set forth or cross referenced in Article II of this Agreement.

ARTICLE I

ORGANIZATION

1.1      Formation of Company; Term. The Company is a limited liability company under the Act, governed by this Agreement. The Company is an entity separate from its Member, created by this Agreement and the execution and filing with the Secretary of State of Minnesota of the Certificate of Organization of the Company. Unless sooner dissolved and liquidated by action of the Member, the Company is to continue in perpetuity.

1.2      Name. The name of the Company is G&K Services, LLC.

1.3      Purpose of the Company; Business. The purpose of the Company is to engage in and carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

1.4      Principal Place of Business, Office, and Agent. The principal place of business and mailing address of the Company, and the office where the records required by the Act are kept, is 5995 Opus Parkway, Suite 500, Minnetonka, Minnesota 55343, or at such other location selected, from time to time, by the Member. The registered office of the Company in Minnesota is at the office of the statutory agent of the Company in Minnesota. The statutory agent of the Company in Minnesota is C T Corporation System Inc., 1010 Dale Street North, Saint Paul, Minnesota 55117-5603. The Member may, from time to time, change the statutory agent or the principal place of business of the Company, without reflecting the change in this Agreement.

1.5      Fictitious Business Name Statement; Other Certificates. The Member will, from time to time, register the Company as a foreign limited liability company and file fictitious or trade name statements or certificates in those jurisdictions and offices as the Member considers necessary or appropriate. The Company may do business under any fictitious business names approved by the Member. The Member will, from time to time, file or cause to be filed certificates of amendment, certificates of cancellation, or other certificates as the Member reasonably considers necessary or appropriate under the Act or under the law of any jurisdiction in which the Company is doing business to establish and continue the Company as a limited liability company or to protect the limited liability of the Member.

ARTICLE II

DEFINITIONS

“Act” means the Minnesota Limited Liability Company Act, as amended from time to time. Any reference to the Act automatically includes a reference to any subsequent or successor limited liability company law in Minnesota.

“Affiliate” means, with respect to any person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified person. A Person controls another Person if that Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “controlled” Person, whether through ownership of voting securities, by contract, or otherwise.

“Agreement” means this Agreement as amended from time to time.

“Fiscal Year” means the fiscal year of the Company as determined from time to time, and, initially, means a fiscal year ending on May 31.

“Interest” means a membership interest in the Company, including any and all benefits to which the Member is entitled under this Agreement and the obligations of the Member under this Agreement.

“Officers” means the officers of the Company appointed and acting, from time to time, under Section 4.3(a).

“Person” or “Persons” means any natural person and any corporation, firm, partnership, trust, estate, limited liability company, or other entity resulting from any form of association.

ARTICLE III

CAPITALIZATION; ECONOMICS

3.1      Capital. The Member shall contribute capital to the Company in such amounts as it determines from time to time.

3.2      Capital Accounts; Allocations. All items of income, gain, loss, and deduction will be allocated to the Member. The Company will keep a record of the Member’s contributions to the Company, the Company’s income, gains, losses, and deductions, and its distributions to the Member.

3.3      Interest. The Member is not to be paid interest on its capital contribution(s) to the Company.

3.4      Distributions.

(a)      The Company will not make any distribution of cash, except to the extent that the Company then has cash available in excess of the sum of (1) amounts required to pay or make provision for all Company expenses, plus (2) all reserves that the Member consider necessary or appropriate. To the extent that the Member reasonably foresees that the Company will receive cash or other consideration to satisfy liabilities that are not yet due and payable, the Company is not required to establish reserves or make other provision to satisfy those liabilities before making distributions to the Member.

(b)      Subject to the limitations of Section 3.4(a), prior to the winding-up and liquidation of the Company, the Member may, in its discretion, direct the Company to make distributions of cash or other property to the Member.

(c)     Notwithstanding any other provision of this Agreement, the Company is not to make a distribution of cash or other property to the Member if to do so would violate any agreement for borrowed money to which the Company is a party.

ARTICLE IV

MANAGEMENT BY MEMBER

4.1     Authority of the Member. The business and affairs of the Company shall be managed by the Member.

4.2     Delegation. The Member may delegate to the Officers, other employees, and agents of the Company the authority to conduct the business of the Company. Any power not delegated by the Member remains with the Member.

4.3     Officers of the Company.

(a)     The initial Officers of the Company are: (i) Scott D. Farmer as Chief Executive Officer, (ii) J. Michael Hansen as Vice President – Finance and Chief Financial Officer, (iii) Thomas E. Frooman as Senior Vice President, Secretary and General Counsel and (iv) Christopher J. Skufca as Assistant Secretary. The Company may have such additional Officers as are appointed, from time to time, by the Member.

(b)     Each Officer serves until the earlier of his or her death, resignation, or removal. An Officer may be removed at any time by the Member. Any Officer may resign at any time by delivering his written resignation to the Member.

4.4     Duties of the Officers. In addition to obligations imposed by other provisions of this Agreement, each Officer is to devote to the Company such time as is reasonably necessary and his or her reasonable efforts to carry out the business of the Company and to accomplish its purposes. The Officers, on behalf of the Company and at the expense of the Company, are to:

(a)     furnish to the Member (i) as soon as practicable, but in no event later than 90 days after the end of each Fiscal Year, financial statements of the Company audited by the Company’s certified public accountants (including, without limitation, a balance sheet and statements of income and Member’s equity) and (ii) by August 15 of each calendar year all information required for federal and state income tax reporting purposes with respect to the Company for the Fiscal Year most recently ended;

(b)     arrange for the preparation and filing of any and all state and local income and franchise tax returns required to be filed by the Company;

(c)     maintain and preserve during the term of the Company and for five years thereafter, or for such longer time as is necessary to determine the cost basis of the Company assets, at the Company’s office designated pursuant to Section 1.4 (or, if the Company has been terminated, at the location designated by the Member), complete and accurate books of account in accordance with the provisions of this Agreement, the name and address of the Member, copies of the Certificate of Organization, this Agreement, and copies of all financial statements of the Company for the most recent five-year period during the term of the Company;

(d)     execute, acknowledge, and certify all documents and instruments and take or cause to be taken all actions which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Minnesota and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Member, (ii) to effectuate the provisions of this Agreement, or (iii) to enable the Company to conduct its business;

(e)     conduct the affairs of the Company in compliance with the applicable laws and in the best interests of the Company and the Member;

(f)     not permit the use of Company funds or assets for other than the benefit of the Company and the Member;

(g)     hold all Company property in the Company name or, in the case of cash or cash equivalents, in one or more depository accounts as to which the Company is a beneficial owner; and

(h)     use reasonable efforts not to cause the Company to incur debts or other liabilities or obligations beyond the Company’s ability to pay such liabilities.

4.5     Exculpation and Indemnification.

(a)     No Officer shall be personally liable to the Company or the Member for monetary damages for breach of fiduciary duty as an Officer. Notwithstanding the foregoing sentence, an Officer shall be liable to the extent provided by applicable law for: (i) breach of the Officer’s duty of loyalty to the Company or the Member, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) obligations under Minnesota Statutes Sections 322C.0406 or 80A.76, (iv) any transaction from which the Officer derived an improper personal benefit, or (v) any act or omission occurring prior to the date when this Article IV becomes effective. Neither the amendment nor repeal of this paragraph, nor the adoption of any provision of this Agreement inconsistent with this paragraph, shall apply to or have any effect upon the liability or alleged liability of any Officer for or with respect to any acts or omissions of such Officer occurring prior to such amendment, repeal, or adoption of any inconsistent provision.

(b)     Each Person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was an Officer or is or was serving at the request of the Company as an officer, employee, or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such action, suit, or proceeding is alleged action or inaction in an official capacity as an officer, employee, or agent or in any other capacity while serving as an officer, employee, or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability, and loss (including, without limitation, attorneys’ fees, judgments, fines, penalties, or excise taxes imposed with respect to an employee benefit plan, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Person in connection therewith and such indemnification shall continue as to a Person who has ceased to be an Officer, employee, or agent and shall inure to the benefit of his or her heirs, personal representatives, and administrators. The Company may, by action of its Member, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of Officers.

ARTICLE V

GENERAL

5.1     Dissolution and Liquidation. No event that would cause a dissolution of a limited liability company under the Act will cause a dissolution of the Company. If the Company is required to wind-up its affairs and liquidate its assets, it will first pay or make provision to pay all its obligations as required by law and any assets remaining will be distributed to the Member.

5.2     Whole Agreement. This Agreement is the entire declaration of the Member and will only be amended by a writing signed by the Member that refers to this Agreement.

5.3     Electronic Transmission. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including in PDF format) will be effective as delivery of a manually executed signature page to this Agreement.

5.4     Governing Law; Severability. This Agreement is governed by and is to be construed under the laws of Minnesota, without giving effect to its rules of conflicts of laws. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

5.5     Headings; Construction. The headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, include all other genders. Unless otherwise specifically stated, references to Sections or Articles refer to the Sections and Articles of this Agreement.

[Signature on Following Page]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date first above written.

CINTAS CORPORATION NO. 2

By:	/s/ Thomas E. Frooman
Name:	Thomas E. Frooman
Title:	Senior Vice President, Secretary and General Counsel